Lichter, Yu & Associates
9191 Towne Centre Drive
Suite 406
San Diego, CA 92122
(858) 320-2808

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Yarraman Winery, Inc.

We hereby consent to the incorporation by reference in the Form 8-K pertaining to the Share Exchange Agreement with Yarraman Estate Pty., Ltd. of our report dated November 14, 2005, with respect to the financial statements of Yarraman Estate Pty., Ltd. for the fiscal years ended June 30, 2005 and 2004.

/s/Lichter, Yu & Associates

San Diego, California
December 21, 2005